EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2011, related to the consolidated financial statements and financial statement schedule of Appliance Recycling Centers of America, Inc. and Subsidiaries which appears in the Annual Report on Form 10-K of Appliance Recycling Centers of America, Inc. and Subsidiaries for the fiscal year ended January 1, 2011.

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota

August 31, 2011